Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Delivers on 2019 Full-Year Financial Guidance and Announces Successful Fourth Quarter

➢	Q4 Consolidated Same Store Sales Increased 1.1%
o	Global Sally Beauty Same Store Sales Increased 1.3%
o	Beauty Systems Group Same Store Sales Increased 0.8%
➢	Q4 GAAP Diluted EPS of $0.58; Growth of 26.1% versus Prior Year
➢	Q4 Adjusted Diluted EPS of $0.58; Growth of 13.7% versus Prior Year
➢	Q4 E-Commerce Sales Increased by 27.4% versus Prior Year
➢	Strong Cash Flow from Operations Used to Invest in Business, Reduce Indebtedness and Fund Share Repurchases
➢	Transformation Plan and Supply Chain Modernization Remain on Track
➢	Fiscal Year 2020 Guidance Builds Off 2019 Investments; Focus on Transition to Growth

DENTON, Texas, November 7, 2019 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its fourth quarter and fiscal year ended September 30, 2019. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2019 Fourth Quarter Overview

Consolidated same store sales increased by 1.1% in the fourth quarter. Consolidated net sales were $965.9 million in the quarter, essentially flat compared to the prior year, driven by an increase in same store sales, notwithstanding both a smaller store base, with 95 fewer stores, and an unfavorable impact from foreign currency translation of approximately 70 basis points on reported sales.

GAAP diluted earnings per share in the fourth quarter were $0.58, compared to $0.46 in the prior year, an increase of 26.1%, driven primarily by lower restructuring charges, reduced operating expenses and lower interest expense. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts in both years and the adjustment of the one-time net benefits of U.S. tax reform in the prior year, were $0.58 in the fourth quarter, compared to $0.51 in the prior year, an increase of 13.7%.

“Our financial results in the fourth quarter demonstrate that our transformation plan is on track with our expectations,” said Chris Brickman, president and chief executive officer. “We delivered solid results on both the top and bottom lines as we gained momentum on our assortment, guest experience, technology and supply chain efforts. We also generated strong cash flow that was used to invest in the business, reduce our debt levels and fund share repurchases, as promised.”

“Fiscal year 2019 was marked by significant change and progress - yet despite the scale and complexity of our transformation efforts, we achieved our full-year financial guidance. We are proud of the teamwork of our global associates. Significant transformation work remains and fiscal year 2020 will mark a change in focus as we expect to build on our fourth quarter results, complete many of our investments, and pivot to projects designed to deliver sustainable topline growth,” Brickman concluded.

Update on Transformation Plan

Based on our key transformation objectives, during the fourth quarter and so far this quarter, we have successfully focused on:

Playing to Win with Our Customers – Refocus on Our Differentiated Core of Color and Care

•

Enhanced our innovation pipeline with the launch of additional brands such as My Black is Beautiful and All About Curls, and the exclusive lines Mo Knows Hair and Vernon Francois within Sally Beauty Supply and the launch of Olaplex No. 6/No.7 within Beauty Systems Group;

•

Continued to build momentum and awareness of prior successful launches of key brands like Arctic Fox, Good Dye Young and Iroiro at Sally Beauty Supply and key brands like Pravana and Maria Nila at Beauty Systems Group;

•

Accelerated color growth fueled by Schwarzkopf’s BlondMe and other high-lift lightening and color products; and expanded the barbering assortment with the launch of the exclusive line Elegance at Beauty Systems Group;

Improving Our Retail Fundamentals

•	Reached 16 million active members in Sally Beauty Rewards and continued to see increased redemptions of Reward Certificates;
•	Rolled out the new Oracle-based point-of-sale systems to approximately 2,000 stores;
•	Implemented the sixth module (store fulfillment) of the JDA merchandising and supply chain platform and began full testing within a subset of Beauty Systems Group stores;
•	Signed a multi-year agreement with Alliance Data’s card services business to launch a new private label credit card program for both Sally Beauty Supply and Beauty Systems Group;
•	Initiated the work for new concept stores for Sally Beauty in a second metro area and began roll-out planning for a multi-state region during fiscal year 2020;
•	Added key new talent to our organization in areas such as Merchandising and Store Operations;

Advancing Our Digital Commerce Capabilities

•	Refreshed Beauty Systems Group’s e-commerce site, including enhanced search and navigation features and a stronger focus on key monthly priorities and promotions;
•	Implemented further upgrades to sallybeauty.com and began the work on sallybeauty.ca;
•

Launched “ColorView/Color Before You Commit” hair color technology in kiosks in approximately 500 Sally Beauty stores and on the Sally Beauty integrated mobile App, which has been downloaded by a younger mix of customers more than 550,000 times; and

•	Continued the rollout of our new order management system.

As we move through fiscal year 2020, we will continue our transformation efforts by:

•	Continuing to add new, innovative third-party brands to the pipeline, expanding our differentiated owned brand assortment, and building awareness of recent successful brand launches;
•	Testing pro brands within Sally Beauty, including a new exclusive retail partnership with CHI Pro Color;
•	Launching a new Sally Beauty brand campaign nationwide;
•	Completing the national rollout of the new Oracle-based point-of-sale systems at both Sally Beauty and Beauty Systems Group;
•	Continuing the testing and rollout of the JDA merchandising and supply chain platform to other territories across both Sally Beauty and Beauty Systems Group;
•	Launching our concept stores for both Sally Beauty and Beauty Systems Group in additional territories;
•

Continuing to optimize our Supply Chain Network with changes to our transportation model to increase speed, reliability and efficiency, while also closing distribution nodes in Spain, United Kingdom and in the Netherlands, expanding distribution capacity in Belgium and launching our new multi-business 500,000 square foot distribution center in North Texas; and

•	Leveraging the new order management system to support testing ‘buy online/same day delivery’ at Beauty Systems Group and ‘buy online/ship from store’ at Sally Beauty Supply.

Fiscal 2019 Fourth Quarter Financial Detail

Consolidated gross margin for the fourth quarter was 49.6%, an increase of 10 basis points compared to the prior year, with increases in the U.S. and Canadian businesses of both Sally Beauty Supply and Beauty Systems Group partially offset by margin challenges in Europe. Selling, general and administrative expenses decreased by $1.9 million, and were 37.7%, as a percentage of sales, compared to 37.9% in the prior year.

GAAP operating earnings and operating margin in the fourth quarter were $116.1 million and 12.0%, respectively, compared to $103.1 million and 10.7%, respectively, in the prior year. Adjusted operating earnings and operating margin were $115.3 million and 11.9%, respectively, compared to $112.2 million and 11.6%, respectively, in the prior year.

GAAP net earnings in the fourth quarter were $69.0 million, an increase of $13.8 million, or 25.0%, compared to the prior year. Adjusted EBITDA in the fourth quarter was $144.0 million, an increase of $2.1 million, or 1.5%, compared to the prior year, and adjusted EBITDA margin was 14.9%, an increase of approximately 20 basis points from the prior year.

During the fourth quarter, cash flow from operations was $116.6 million. Net payments for capital expenditures totaled $37.7 million. Operating free cash flow was $78.9 million and was used to invest in the business, opportunistically reduce the Company’s debt levels by an additional $16.9 million and then fund share repurchases of $46.6 million (3.6 million shares). At the end of the fourth quarter, the Company’s leverage ratio declined to 2.63x, following a year-to-date reduction in debt levels of over $185 million.

Fiscal 2019 Fourth Quarter Segment Results

Sally Beauty Supply

•

Global segment same store sales increased by 1.3% for the quarter, driven by an increase in same store sales in the U.S. and Canada of 2.0%, the highest same store sales increase for that territory since the fourth quarter of fiscal year 2012. The Sally Beauty businesses in the U.S. and Canada represented 78% of the segment sales for the quarter.

•

Net sales were $571.9 million in the quarter, a decrease of 0.8% compared to the prior year, driven primarily by 66 fewer stores, an unfavorable foreign exchange impact of approximately 110 basis points and continued challenges in Europe.

•	At the end of the quarter, net store count was 3,695, a decrease of 66 from the prior year.
•	Gross margin decreased 10 basis points to 55.8% in the quarter; the U.S. and Canadian businesses delivered gross margin improvements of 30 basis points.
•	GAAP operating earnings were $93.9 million in the quarter, an increase of 3.2% compared to the prior year. GAAP operating margin was 16.4% compared to 15.8% in the prior year.

Beauty Systems Group

•	Same store sales increased by 0.8% for the quarter.
•	Net sales were $394.1 million in the quarter, an increase of 1.2% compared to the prior year. Foreign currency translation had an unfavorable impact in the quarter of approximately 10 basis points.
•	At the end of the quarter, net store count was 1,366, a decrease of 29 from the prior year.
•	Gross margin increased 60 basis points to 40.6% in the quarter.
•	GAAP operating earnings were $59.2 million in the quarter, an increase of 10.2% compared to the prior year. GAAP operating margin in the quarter was 15.0% compared to 13.8% in the prior year.
•	At the end of the quarter, there were 748 distributor sales consultants, compared to 820 in the prior year.

Fiscal 2019 Full-Year Financial Highlights

For the full fiscal year, consolidated same store sales increased 0.3%. Consolidated net sales were $3.88 billion, a decrease of 1.4%, driven primarily by 95 fewer stores, an unfavorable impact from foreign currency translation of approximately 80 basis points and challenges in Europe.

Full-year gross margin was 49.3%, a decrease of 10 basis points compared to the prior year. Improvements in the U.S. and Canadian businesses of Sally Beauty Supply were offset by challenges in Europe and from the merchandising transformation that impacted Beauty Systems Group.

GAAP operating earnings and operating margin for the full fiscal year were $458.5 million and 11.8%, respectively, compared to $426.6 million and 10.8%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s transformation efforts in both years and expenses related to the previously disclosed data security incidents from the prior year) were $457.8 million and 11.8%, respectively, compared to $468.1 million and 11.9%, respectively, in the prior fiscal year.

GAAP net earnings for the full fiscal year were $271.6 million, an increase of $13.6 million, or 5.3%, from the prior year.  Full-year Adjusted EBITDA was $574.6 million, a decrease of 2.2% from the prior year, and Adjusted EBITDA margin was 14.8%, a decline of approximately 10 basis points from the prior year.

GAAP diluted earnings per share for the full fiscal year were $2.26, growth of 8.7% compared to the prior year. Adjusted diluted earnings per share in fiscal year 2019 were $2.26, growth of 4.6% compared to the prior year.

For the full fiscal year, cash flow from operations was $320.4 million. Net payments for capital expenditures totaled $92.4 million. Operating free cash flow was $228.0 million, which was used to reduce our debt levels by over $185 million and fund share repurchases of $46.6 million.

Fiscal 2019 Full-Year Segment Results

Sally Beauty Supply

•

Global segment same store sales increased by 0.4% for the full fiscal year; same store sales in the U.S. and Canada increased by 0.8%. The Sally Beauty businesses in the U.S. and Canada represented 78% of the segment sales for the full fiscal year.

•

Net sales were $2.29 billion for the full fiscal year, a decrease of 1.7% compared to the prior year, driven primarily by 66 fewer stores, an unfavorable foreign exchange impact of approximately 120 basis points and continued challenges in Europe.

•	Gross margin increased 10 basis points to 55.5% for the full fiscal year; U.S. and Canadian businesses delivered significant gross margin improvements of 50 basis points.
•	GAAP operating earnings were $366.4 million for the full fiscal year, an increase of 1.0% compared to the prior year. GAAP operating margin was 16.0% compared to 15.5% in the prior year.

Beauty Systems Group

•	Same store sales increased by 0.2% for the full fiscal year.
•

Net sales were $1.58 billion for the full fiscal year, a decrease of 1.0% compared to the prior year, driven primarily by declines in the full service business and an unfavorable foreign currency translation impact of approximately 30 basis points.

•	Gross margin decreased 50 basis points to 40.3% for the full fiscal year.
•	GAAP operating earnings were $239.6 million for the full fiscal year, a decrease of 0.3% compared to the prior year. GAAP operating margin was 15.1% compared to 15.0% in the prior year.

Fiscal Year 2020 Guidance

Fiscal year 2019 was a significant investment year and the Company successfully pursued its transformation initiatives.  These efforts will continue in fiscal year 2020, leveraging our existing strategic pillars, but with a deliberate pivot to a focus on growth initiatives. The Company’s full fiscal year guidance for 2020 is as follows:

•	Consolidated revenue is expected to grow by approximately 1.0% to 2.0%
•	Net store count is expected to grow by approximately 30-50 stores, mainly driven by growth in the U.S. and Canadian businesses of both Sally Beauty Supply and Beauty Systems Group
•	Consolidated same store sales are expected to increase in the range of 0.5% to 1.5%
•	Full-year gross margin is expected to increase modestly, driven by opportunities to improve our costs of goods, the impact of prior year pricing and working more productively with our vendors
•

Full-year selling, general, and administrative expenses, as a percentage of sales, are expected to increase modestly based on anticipated increases in labor costs and a substantial marketing investment in the Sally brand, but are expected to be offset by increases in gross margin

•	Full-year GAAP operating earnings are expected to be approximately flat
•	Full-year adjusted operating earnings are expected to increase by low-single digits
•	Full-year effective tax rate is expected to be approximately 27%
•	Full-year GAAP and adjusted diluted earnings per share are both expected to grow by low to mid-single digits
•	Cash flow from operations for the full-year is expected to be in the range of $340 to $360 million
•	Capital expenditures for the full-year are expected to be in the range of $120 million
•	Operating free cash flow for the full-year is expected to be in the range of $220 to $240 million

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1085 (International: (612) 288-0329).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q4 Earnings Presentation. A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, November 7, 2019, through November 14, 2019, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 472895. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,061 stores, including 159 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected costs related to the previously disclosed data security incidents, tax-effected costs related to the loss on extinguishment of debt and the net benefits of the revaluation of deferred income taxes and a deemed repatriation on previously undistributed foreign earnings as a result of U.S. tax reform for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2019	2018	Percentage Change	2019	2018	Percentage Change
Net sales	$965,937	$965,997	0.0%	$3,876,411	$3,932,565	-1.4%
Cost of products sold	486,646	487,905	-0.3%	1,965,869	1,988,152	-1.1%
Gross profit	479,291	478,092	0.3%	1,910,542	1,944,413	-1.7%
Selling, general and administrative expenses	363,955	365,864	-0.5%	1,452,751	1,484,209	-2.1%
Restructuring	(756)	9,102	-108.3%	(682)	33,615	-102.0%
Operating earnings	116,092	103,126	12.6%	458,473	426,589	7.5%
Interest expense	22,217	24,383	-8.9%	96,309	98,162	-1.9%
Earnings before provision for income taxes	93,875	78,743	19.2%	362,164	328,427	10.3%
Provision for income taxes	24,868	23,557	5.6%	90,541	70,380	28.6%
Net earnings	$69,007	$55,186	25.0%	$271,623	$258,047	5.3%
Earnings per share:
Basic	$0.58	$0.46	26.1%	$2.27	$2.09	8.6%
Diluted	$0.58	$0.46	26.1%	$2.26	$2.08	8.7%
Weighted average shares:
Basic	118,374	119,805		119,636	123,190
Diluted	118,997	120,441		120,283	123,832

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	49.6%	49.5%	10	49.3%	49.4%	(10)
Selling, general and administrative expenses	37.7%	37.9%	(20)	37.5%	37.7%	(20)
Consolidated operating margin	12.0%	10.7%	130	11.8%	10.8%	100
Effective tax rate	26.5%	29.9%	(340)	25.0%	21.4%	360

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,
	2019	2018
Cash and cash equivalents	$71,495	$77,295
Trade and other accounts receivable	104,539	90,490
Inventory	952,907	944,338
Other current assets	34,612	42,960
Total current assets	1,163,553	1,155,083
Property and equipment, net	319,628	308,357
Goodwill and other intangible assets	592,837	608,623
Other assets	22,428	25,351
Total assets	$2,098,446	$2,097,414
Current maturities of long-term debt	$1	$5,501
Accounts payable	278,688	303,241
Accrued liabilities	169,054	180,287
Income taxes payable	8,336	2,144
Total current liabilities	456,079	491,173
Long-term debt, including capital leases	1,594,542	1,768,808
Other liabilities	27,757	30,022
Deferred income tax liabilities	80,391	75,967
Total liabilities	2,158,769	2,365,970
Total stockholders' deficit	(60,323)	(268,556)
Total liabilities and stockholders' deficit	$2,098,446	$2,097,414

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2019	2018	Percentage Change	2019	2018	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$571,856	$576,566	-0.8%	$2,293,094	$2,333,838	-1.7%
Beauty Systems Group ("BSG")	394,081	389,431	1.2%	1,583,317	1,598,727	-1.0%
Total net sales	$965,937	$965,997	0.0%	$3,876,411	$3,932,565	-1.4%
Operating earnings:
SBS	$93,942	$91,019	3.2%	$366,412	$362,853	1.0%
BSG	59,172	53,672	10.2%	239,572	240,225	-0.3%
Segment operating earnings	153,114	144,691	5.8%	605,984	603,078	0.5%
Unallocated expenses (1)	(37,778)	(32,463)	16.4%	(148,193)	(142,874)	3.7%
Restructuring	756	(9,102)	-108.3%	682	(33,615)	-102.0%
Interest expense	(22,217)	(24,383)	-8.9%	(96,309)	(98,162)	-1.9%
Earnings before provision for income taxes	$93,875	$78,743	19.2%	$362,164	$328,427	10.3%

Segment gross margin:	2019	2018	Basis Point Change	2019	2018	Basis Point Change
SBS	55.8%	55.9%	(10)	55.5%	55.4%	10
BSG	40.6%	40.0%	60	40.3%	40.8%	(50)
Segment operating margin:
SBS	16.4%	15.8%	60	16.0%	15.5%	50
BSG	15.0%	13.8%	120	15.1%	15.0%	10
Consolidated operating margin	12.0%	10.7%	130	11.8%	10.8%	100

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$363,955	$-	$363,955
SG&A expenses, as a percentage of sales	37.7%		37.7%
Operating earnings	116,092	(756)	115,336
Operating margin	12.0%		11.9%
Earnings before provision for income taxes	93,875	(756)	93,119
Provision for income taxes (3)	24,868	(277)	24,591
Net earnings	$69,007	$(479)	$68,528
Earnings per share:
Basic	$0.58	$(0.00)	$0.58
Diluted	$0.58	$(0.00)	$0.58

	Three Months Ended September 30, 2018
	As Reported (GAAP)	Restructuring (1)	U.S. Tax Reform (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$365,864	$-	$-	$365,864
SG&A expenses, as a percentage of sales	37.9%			37.9%
Operating earnings	103,126	9,102	-	112,228
Operating margin	10.7%			11.6%
Earnings before provision for income taxes	78,743	9,102	-	87,845
Provision for income taxes (3)	23,557	1,884	1,039	26,480
Net earnings	$55,186	$7,218	$(1,039)	$61,365
Earnings per share:
Basic	$0.46	$0.06	$(0.01)	$0.51
Diluted	$0.46	$0.06	$(0.01)	$0.51

(1)

For the three months ended September 30, 2019, restructuring represents costs and expenses incurred in connection with the supply chain modernization plan, including a $1.8 million gain from the sale our Marinette fulfillment center. For the three months ended September 30, 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

U.S. tax reform represents adjustments to the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(3)

The income tax provision associated with restructuring for the three months ended September 30, 2019 and 2018, was calculated using a 36.6% and 20.7% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2019
	As Reported	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,452,751	$-	$1,452,751
SG&A expenses, as a percentage of sales	37.5%		37.5%
Operating earnings	458,473	(682)	457,791
Operating margin	11.8%		11.8%
Earnings before provision for income taxes	362,164	(682)	361,482
Provision for income taxes (5)	90,541	(573)	89,968
Net earnings	$271,623	$(109)	$271,514
Earnings per share:
Basic	$2.27	$(0.00)	$2.27
Diluted	$2.26	$(0.00)	$2.26

	Twelve Months Ended September 30, 2018
	As Reported	Restructuring (1)	Charges from Data Security Incidents (2)	Loss on Extinguishment of Debt (3)	U.S. Tax Reform (4)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,484,209	$-	$(7,935)	$-	$-	$1,476,274
SG&A expenses, as a percentage of sales	37.7%					37.5%
Operating earnings	426,589	33,615	7,935	-	-	468,139
Operating margin	10.8%					11.9%
Earnings before provision for income taxes	328,427	33,615	7,935	876	-	370,853
Provision for income taxes (5)	70,380	7,563	2,301	254	23,241	103,739
Net earnings	$258,047	$26,052	$5,634	$622	$(23,241)	$267,114
Earnings per share:
Basic	$2.09	$0.21	$0.05	$0.01	$(0.19)	$2.17
Diluted	$2.08	$0.21	$0.05	$0.01	$(0.19)	$2.16

(1)

For the fiscal year 2019, restructuring represents costs and expenses incurred in connection with the supply chain modernization plan, including an $8.4 million gain from the sale of our secondary headquarters and fulfillment center and our Marinette fulfillment center, and costs and expenses incurred in connection with the 2018 Restructuring Plan. For the fiscal year 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

Charges from data security incidents are included in selling, general and administrative expenses and represent expenses (including assessments by credit card networks, remediation costs, and other costs and expenses) incurred in connection with the prior data security incidents.

(3)	Interest expense reflects a loss on extinguishment of debt in connection with a repricing of the variable-rate tranche of our term loan B, resulting in a lower effective interest.
(4)

U.S. tax reform represents the net impact the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(5)

The income tax provision associated with the fiscal years 2019 and 2018 restructuring was calculated using a 84.0% and 22.5% tax rate, respectively, since realization of a tax benefit for portions of these expenses are currently not deemed probable. The income tax provision associated with other charges for the fiscal year 2018 was calculated using a 29.0% tax rate.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2019	2018	Percentage Change	2019	2018	Percentage Change
Net earnings	$69,007	$55,186	25.0%	$271,623	$258,047	5.3%
Add:
Depreciation and amortization	27,233	27,401	-0.6%	107,658	108,829	-1.1%
Interest expense	22,217	24,383	-8.9%	96,309	98,162	-1.9%
Provision for income taxes	24,868	23,557	5.6%	90,541	70,380	28.6%
EBITDA (non-GAAP)	143,325	130,527	9.8%	566,131	535,418	5.7%
Share-based compensation	1,452	2,282	-36.4%	9,180	10,519	-12.7%
Restructuring	(756)	9,102	-108.3%	(682)	33,615	-102.0%
Charges from Data Security Incidents	-	-	100.0%	-	7,935	100.0%
Adjusted EBITDA (non-GAAP)	$144,021	$141,911	1.5%	$574,629	$587,487	-2.2%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.9%	14.7%	20	14.8%	14.9%	(10)

Operating Free Cash Flow:	2019	2018	Percentage Change	2019	2018	Percentage Change
Net cash provided by operating activities	$116,592	$90,731	28.5%	$320,415	$372,661	-14.0%
Less:
Payments for property and equipment, net (1)	(37,701)	(23,967)	57.3%	(92,443)	(86,138)	7.3%
Operating free cash flow (non-GAAP)	$78,891	$66,764	18.2%	$227,972	$286,523	-20.4%

(1)

For the three and twelve months ended September 30, 2019, payments for property and equipment, net includes cash proceeds of $3.3 million and $15.3 million, respectively, from the sale of certain fulfillment centers in connection with the supply chain modernization plan.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2019	2018	Change

Number of stores:
SBS:
Company-operated stores	3,682	3,744	(62)
Franchise stores	13	17	(4)
Total SBS	3,695	3,761	(66)
BSG:
Company-operated stores	1,220	1,228	(8)
Franchise stores	146	167	(21)
Total BSG	1,366	1,395	(29)
Total consolidated	5,061	5,156	(95)
Number of BSG distributor sales consultants	748	820	(72)

BSG distributor sales consultants (DSC) include 202 and 265 sales consultants employed by our franchisees at September 30, 2019 and 2018, respectively.

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2019	2018	Basis Point Change	2019	2018	Basis Point Change
Same store sales growth (decline):
SBS	1.3%	0.0%	130	0.4%	-1.5%	190
BSG	0.8%	-0.8%	160	0.2%	-1.5%	170
Consolidated	1.1%	-0.2%	130	0.3%	-1.5%	180

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.